Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-161537 on Form S-3 of our reports dated February 28, 2012 relating to the financial statements (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2011) and financial statement schedule of Ohio Power Company Consolidated appearing in or incorporated by reference in the Annual Report on Form 10-K of Ohio Power Company for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 28, 2012